EXHIBIT 2.1
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                            ASSET PURCHASE AGREEMENT

           This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 17th day of January 2002 (the "Execution Date"), by and between Direct Focus, Inc., a Washington corporation and its permitted assignees hereunder (the "Buyer"), on the one hand, and StairMaster Sports/Medical Products, Inc., dba StairMaster Health & Fitness Products, a Delaware corporation and Debtor and Debtor in Possession (the "Seller") under Case No. 01-19658 (the "Case") in the United States Bankruptcy Court for the Western District of Washington at Seattle (the "Bankruptcy Court").

RECITALS
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A.         Seller is engaged in the fitness equipment business, (the "Business")
B. Seller wishes to sell to Buyer substantially all the assets it uses in connection with the Business at the price and on the other terms and conditions specified in detail below and Buyer wishes to so purchase and acquire such assets from Seller.

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.         TRANSFER OF ASSETS
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           1.1  PURCHASE AND SALE OF ASSETS. On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer free and clear of all liens, interests and encumbrances of any kind or nature whatsoever, and Buyer shall purchase from Seller, free and clear of all liens, interests and encumbrances of any kind or nature whatsoever, all of Seller's right, title and interest as of the Closing Date in and to the following assets, wherever located (collectively, the "Property").

                1.1.1 LEASES AND CONTRACTS. Seller's rights, title and interest to the following leases and contracts which are assumed by Seller and assigned to Buyer pursuant to a final order of the Bankruptcy Court assuming and assigning the lease or contract (the "Assignment Order"), or if post-petition, to the extent transferable at no cost to Seller: wherein Seller is lessee or party (a) under a real property lease (the "Real Property Leases"), (b) under an equipment, personal property or intangible property lease, rental agreement, license, contract, agreement or similar arrangement (the "Other Leases") and (c) a party to other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements (the "Other Contracts") (all collectively the "Assumed Contracts"). Buyer initially designates the list of leases and contracts that Seller shall assume and assign to Buyer as set forth in EXHIBIT A-1 (Real Property Leases), EXHIBIT A-2 (Other Leases) and EXHIBIT A-3 (Other Contracts). Buyer shall have the option to add to or exclude from the list of designated leases and contracts on Exhibits A-1, A-2 and A-3, and to make such added designated leases and contracts
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Assumed Contracts, so long as Buyer notifies Seller of the lease or contract to be added or excluded from the list before the Auction (as such term is defined below).

                1.1.2 IMPROVEMENTS. Any improvements located on the real property (collectively, the "Real Property") occupied by Seller under the Real Property Leases, but in all events only to the extent, if any, of Seller's interest in the same (collectively, the "Improvements").

                1.1.3 PERSONAL PROPERTY. All of those items of equipment and tangible personal property owned by Seller (including those listed in EXHIBIT "B" attached to this Agreement) and any other tangible personal property acquired by Seller after the date hereof but prior to the Closing Date exclusively used in connection with the Business (collectively, the "Personal Property"). As used in this Agreement, the Personal Property shall not include the Inventory (as such term is defined below). Buyer shall have the option to add to or exclude from the list of Personal Property on Exhibit "B", so long as Buyer notifies Seller of the Personal Property to be added or excluded from the list before the Auction (as such term is defined below).

                1.1.4 INTANGIBLE PROPERTY. All intangible property or rights owned or held by Seller and used in connection with the Business, including, but not limited to, all (a) fictitious business names, tradenames, registered or unregistered trademarks, service marks, domain names and related applications,
(b) patents, patent rights and patent applications and continuations, disclosures, reissues, and improvements thereto, (c) trade secrets, data, process technology, plans, drawings, blueprints, inventions and discoveries (d) registered and unregistered copyrights in published and unpublished works and applications therefor, (e) computer programs, software, data, source code and other related items including, but not limited to, operating computer hardware and software for all manufacturing and accounting systems used in the Business, and all other related documentation; (f) logos, tradenames and artwork related to the Property and all know-how, designs, technical data, proprietary processes and specifications related to the Property, (g) domain names and websites or uniform resource locators, telephone numbers, toll free numbers, (h) license agreements, permits, orders or approvals or other rights related to the foregoing and any rights or causes of action related to the foregoing, and (i) goodwill related to the foregoing, (j) all books, records and like items pertaining to the operation of the Business presently and historically and (k) all customer, vendor, dealer, distributor lists and all other books, records and data pertaining to products, accounting and all other facets of operation of the Business, but in all cases only to the extent of Seller's interest therein and only to the extent transferable (collectively, the "Intangible Property"), including, without limitation, the names "StairMaster", "Linear" and "Arcuate" and the items identified on Exhibit "C" hereto and all derivations thereof. Buyer shall have the option to add to or exclude from the list of Intangible Property on Exhibit "C", so long as Buyer notifies Seller of the Intangible Property to be added or excluded from the list before the Auction (as such term is defined below). As used in this Agreement, Intangible Property shall in all events exclude Seller's corporate books and records relating to its organization and corporate existence (collectively, the "Books and Records"). The Books and Records shall not be deemed to include the Seller's accounting records.

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                1.1.5  RECEIVABLES. All accounts receivable arising out of the operation of the Business and, subject to Section 1.2, all causes of action relating or pertaining to the foregoing (collectively, the "Receivables"), except as otherwise excluded pursuant to Section 1.2 below. Seller shall, additionally, convey to Buyer all "lockbox" bank accounts in which Receivables are collected and, Buyer shall have the right to cash therein from any Receivable purchased at the Closing Date.

                1.1.6 INVENTORY. All supplies, goods, materials, work in process, inventory and stock in trade owned by Seller for use or sale in the ordinary course of the Business (collectively, the "Inventory").

           1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the Property shall not include (a) those items excluded pursuant to the provisions of Section 1.1 above; (b) all of Seller's cash and cash equivalents including all Receivable proceeds received through midnight on the Closing Date; (c) Inventory transferred or used by Seller in the ordinary course of the Business prior to the Closing Date; (d) any lease, rental agreement, contract, agreement, license or similar arrangement ("Contracts") terminated or expired prior to the Closing Date in accordance with its terms or in the ordinary course of the Business; (e) Sellers' capital stock or other equity holdings in any corporation or entity which is not formed or organized under the laws of any of the United States, and in StairMaster Switzerland LLC (collectively, the "Foreign Entities"), including all accounts receivable owed to Seller by the Foreign Entities as of the Closing Date; (f) all receivables and inventory of the Foreign Entities; (g) all preference or avoidance claims and actions of the Seller, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the United States Bankruptcy Code; (h) the Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to the Seller pursuant to the terms and provisions hereof; and (i) insurance proceeds, claims and causes of action with respect to or arising in connection with any Contract which is not assigned to Buyer at the Closing, or any item of tangible or intangible property not acquired by Buyer at the Closing.

           1.3 Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Property to Buyer and the assumption of liabilities provided herein by Buyer shall be made by assignments, bill of sale, and other instruments of assignment, transfer and conveyance provided for in
Section 3 below and such other instruments as may reasonably be requested by Buyer or Seller. None of the foregoing documents shall increase in any material way the burdens imposed by this Agreement upon Seller or Buyer.


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2.         CONSIDERATION.
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           2.1  PURCHASE PRICE.

                2.1.1 The cash consideration to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be U.S.$25,000,000, subject to the Purchase Price Adjustment set forth in Section 2.1.2 below. The Purchase Price by Buyer is based upon the state of Sellers' "Domestic Receivables" and "Gross Inventory" as set forth in the schedule of Receivables and Inventory, as of January 14, 2002 and January 13, 2002, respectively, attached hereto as Schedule 2.1.2A (the "Initial Asset Schedule"). "Domestic Receivables" do not include Receivables due from Foreign Entities.

                2.1.2 PURCHASE PRICE ADJUSTMENT. The terms used in this Section that are not otherwise defined shall have the meanings assigned to them in
Schedule 2.1.2B.

                       (a) Within five (5) days following the Execution Date, Buyer shall deliver to Seller Buyer's schedule of Receivables and Inventory, which excludes the Receivables and Inventory of the Foreign Entities, prepared by Buyer corresponding to the dates reflected on the Initial Asset Schedule and with respect to those line items included on the Initial Asset Schedule ("Buyer's Initial Asset Schedule"). The Buyer's Initial Asset Schedule shall fairly present, in all material respects, the individual financial statement elements relating to the Receivables and the Inventory as of the same dates as referred to in the Seller's Initial Asset Schedule.

                       (b) Within thirty (30) days following the Closing Date, Buyer shall deliver to Seller a special purpose balance sheet prepared by Buyer with respect to those line items included on the Initial Asset Schedule attached to Schedule 2.1.2A hereto (the "Closing Date Asset Schedule"). The Closing Date Asset Schedule shall fairly present, in all material respects, the individual financial statement elements relating to the Receivables and the Inventory as of the Closing Date in accordance with GAAP, subject to changes resulting from audit and normal year end adjustments.

                       (c) Seller shall have thirty (30) days after receipt of the Closing Date Asset Schedule and related supporting documentation (the "Dispute Period") to dispute any item, calculation or amount in the Buyer's Initial Asset Schedule and Closing Date Asset Schedule (a "Dispute"). If Seller does not give written notice of a Dispute setting forth the basis of any disagreement (a "Dispute Notice") to the Buyer within the Dispute Period, the Buyer's Initial Asset Schedule and Closing Date Asset Schedule shall be deemed to be irrevocably accepted by Seller in the form in which it was delivered by Buyer and not subject to further challenge and shall become the final Initial Asset Schedule (the "Final Initial Asset Schedule") and final Closing Date Asset Schedule (the "Final Closing Date Asset Schedule"). In the event that Seller gives Buyer a Dispute Notice within the Dispute Period, setting forth the basis of any disagreement, and Seller and Buyer shall, within ten (10) days of receipt by Buyer of the Dispute Notice (the "Resolution Period"), attempt to resolve such Dispute and agree in writing upon the Final Initial Asset Schedule and Final Closing Date Asset Schedule. In the event that Seller and Buyer are unable to resolve any such Dispute within the Resolution Period (the "Resolution Period"), then such Dispute shall be resolved by the Bankruptcy Judge assigned to the Case as soon as reasonably practicable, and the Buyer's Initial Asset Schedule and the Closing Date Asset Schedule, in each case in such form as determined by the Bankruptcy Judge, shall become the "Final Initial Asset Schedule" and the "Final Closing Date Asset Schedule".

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                       (d) The Purchase Price, as defined in Section 2.1.1,
shall be adjusted to reflect the "Domestic Receivables" and "Gross Inventory" and increased or decreased dollar-for-dollar in an amount that reflects the difference between the amount of "Domestic Receivables" and "Gross Inventory", as of January 14, 2002 and January 13, 2002, respectively, set forth on Schedule 2.1.2A, and as set forth in the Seller's books and records for such dates as reflected on the Final Initial Asset Schedule. For the avoidance of doubt, Receivables and Inventory of the Foreign Entities shall be excluded from the foregoing adjustments.

                       (e) If the aggregate sum of the cost of the Net Inventory or the amount of the Net Receivables as reflected in the Final Closing Date Asset Schedule is greater than the aggregate sum of the cost of the Net Inventory or the amount of the Net Receivables, respectively, as reflected in the Final Initial Asset Schedule (an "Excess"), the Purchase Price shall be increased by the amount of such Excess attributable to each category of such assets set forth on Schedule 2.1.2A multiplied by the corresponding percentage assigned to each category of such assets by such schedule. If the aggregate sum of the cost of the Net Inventory or the amount of the Net Receivables as reflected in the Final Closing Date Asset Schedule is less than the aggregate sum of the cost of the Net Inventory or the amount of the Net Receivables, respectively, as reflected in the Final Initial Asset Schedule (a "Deficiency"), the Purchase Price shall be decreased by the amount of such Deficiency attributable to each category of such assets set forth on Schedule 2.1.2A multiplied by the corresponding percentage assigned to each category of such assets by such schedule. An amount equal to such adjusted increase or decrease in the Purchase Price, together with interest on such amount at an annual rate equal to five percent (5%) from the Closing Date to the Payment Date, shall be paid by the applicable party to the other party or by the Escrow Agent from the Deposit to the applicable party within ten (10) days after the Dispute Period if no Dispute Notice is delivered, or, if a Dispute Notice is delivered, ten (10) days after the Bankruptcy Judge's determination or as otherwise agreed to by the parties.

                2.1.3 Prior to the execution and delivery of this Agreement, Buyer has deposited into escrow with Heller Ehrman White & McAuliffe, $1,000,000 (the "Initial Deposit"). Within twenty-four hours following the Execution Date, Seller will cause the Initial Deposit to be deposited into escrow (the "Escrow"), with an escrow agent or company (the "Escrow Agent") reasonably designated by Seller, and Buyer shall deposit the difference between the Initial Deposit and 5% of the Purchase Price (collectively, the "Deposit") in immediately available, good funds (funds delivered in this manner are referred to herein as "Good Funds"), pursuant to the Escrow Agreement in substantially the form attached hereto as EXHIBIT "D", to be delivered to and acknowledged by the Escrow Agent on or before the Execution Date. Upon receipt of the Deposit, the Escrow Agent shall immediately deposit the Deposit into an interest-bearing account. The Deposit shall become nonrefundable upon the earlier of (a) the approval of Buyer as the approved Buyer at the hearing on the Sale Motion (as defined in Section 8.4.2 below), or

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(b) the termination of the transaction contemplated by this Agreement by reason of Buyer's default (a "Buyer Default Termination"). The Deposit (and any interest accrued thereon) shall be held by the Escrow Agent and delivered to the applicable party after the Dispute Period or final decision of the Bankruptcy Judge, as set forth in paragraph 2.1.2, and credited towards the Purchase Price. In the event the Deposit becomes non-refundable by reason of a Buyer Default Termination, Escrow Agent shall within five days disburse the Deposit and all interest accrued thereon to Seller to be retained by Seller for its own account; provided, however, if the transaction contemplated herein terminates by reason of (i) Seller's default, (ii) the failure of a condition to Buyer's obligations, or (iii) an event terminating the Agreement set forth in Section 4.3, the Escrow Agent shall, within five (5) days, return to Buyer the Deposit (together with all interest thereon). The Escrow Agent's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer.

                2.1.4 On the Closing Date, subject to Sections 4.1 and 4.2 , Buyer shall pay and deliver to Seller, by wire transfer in Good Funds, the Purchase Price less the Deposit (and interest accrued thereon) to Seller, by wire transfer of Good Funds. Seller shall pay a portion of the Purchase Price to ABN AMRO Bank NV on the Closing Date in accordance with the Procedure Order (as such term is defined below) and any other order of the Bankruptcy Court. The Deposit shall be delivered pursuant to Section 2.1.3 above.

           2.2 ASSUMED LIABILITIES. Seller has represented to Buyer that the aggregate Cure Amounts (as hereinafter defined) for the Assumed Contracts will not exceed $200,000. In the event that the Bankruptcy Court orders a Cure Amount with respect to any of the Assumed Contracts as a condition for assignment of any one or more of the Assumed Contracts (the Cure Amount"), Buyer shall pay such Cure Amount for any such Assumed Contracts up to the aggregate amount of $200,000. Any Cure Amounts in excess of this aggregate Cure Amount shall be paid by Seller. Buyer shall, effective as of the Closing Date, assume and perform all liabilities accruing under the Assumed Contracts on and after the Closing Date and/or as otherwise required to be performed with respect to the Property on or after the Closing Date. Other than the liabilities and obligations of Seller expressly assumed by Buyer hereunder, Buyer is not assuming and shall not be liable for any liabilities or obligations of Seller, including those described in Section 2.3 below

           2.3  EXCLUDED LIABILITIES.

Notwithstanding any other provision of this Agreement, all liabilities or obligations of the Seller not constituting Assumed Liabilities, including without limitation the following, shall not be assumed by the Buyer and shall remain the sole responsibility of the Seller (the "Excluded Liabilities").

                2.3.1 All accounts payable arising prior to the Closing, including all amounts owed to vendors, suppliers or representatives and all commissions.

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                2.3.2  All liabilities or obligations for borrowed money,
deferred purchase price of goods or services and guarantees or other credit support obligations in respect of any of the foregoing, including without limitation all obligations under capitalized leases that are not Assumed Contracts, whether direct or in the form of a guarantee or similar contingent obligations.

                2.3.3 All liabilities, obligations, claims, actions or proceedings, whether or not contingent and whether or not asserted on or prior to the Closing, to the extent they relate to occurrences, events or periods prior to the Closing.

                2.3.4 All liabilities, obligations, claims, actions or proceedings, whether or not contingent and whether or not asserted on or prior to the Closing, that relate to any income Tax (as defined below) of the Seller or that relate to any other federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, profits, customs, duties, franchise, withholding, employment, real property, personal property, sales, use, transfer, registration, estimated, or other taxes, fees, levies, duties, imposts or charges of any kind, including any interest, penalty, or addition thereto, whether disputed or not ("Tax"), except those Taxes for which Buyer is liable pursuant to Sections 3.5 and 3.6 below.

                2.3.5  All liabilities and obligations relating to Excluded
Assets.

                2.3.6 All liabilities relating to warranty, product liability and similar matters arising from occurrences prior to the Closing or from any product manufactured, remanufactured, sold or distributed prior to the Closing.

                2.3.7 All liabilities resulting from any obligation of the Business arising prior to the Closing that relate to any account receivable, including without limitation product returns, deductions, off-sets, chargebacks, price protection provisions, cooperative advertising allowances or other reductions or dilutions.

                2.3.8 All liabilities accrued on the balance sheet of the Seller, including without limitation employee bonuses and other compensations, bonuses related to the transactions contemplated hereby and similar obligations pursuant to any contract constituting an Excluded Asset.

                2.3.9 All compensation, benefit and other employment related claims, including wages, severance, vacation, sick leave, Comprehensive Omnibus Budget Reconciliation Act ("COBRA") claims and similar claims arising under state law, all Worker Adjustment Retraining Notification Act ("WARN Act") claims, and all medical, dental and similar claims and disability claims.

                2.3.10 All royalties and similar obligations relating to the use of any trade name, trademark, service mark, patent right or to the sale or products for periods prior to the Closing Date.

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                2.3.11 All liabilities and obligations arising under any
intercompany account.

                2.3.12 All liabilities and obligations arising under any contract, license, real or personal property lease, purchase order, customer order or other agreement or obligation of the Seller that is not expressly assumed by the Buyer pursuant to this Agreement, including without limitation the Buyer does not hereby assume any purchase orders now or hereafter entered into by the Seller and assumes no obligation to complete the Seller's work-in-progress.

                2.3.13 All liabilities and obligations of the Seller arising as a result of or in connection with any failure by the Seller to comply with any bulk sales or bulk transfers laws.

                2.3.14 All liabilities and obligations arising out of or resulting from noncompliance prior to the Closing Date with any treaty or national, regional or local laws, including judicial and administrative rules and directives, and including all such laws relating to environmental liabilities.

                2.3.15 All liabilities and obligations of the Foreign Entities.

                2.3.16 All other liabilities and obligations of the Seller of any nature, past, present or future, fixed or contingent, disclosed or undisclosed, now existing or hereafter arising, that are not expressly assumed by the Buyer pursuant to this Agreement.

           2.4. ALLOCATION OF PURCHASE PRICE. The Purchase Price will be allocated to the Property as jointly determined by the Buyer and Seller within 30 days after the Closing Date. The Buyer and the Seller shall, not later than 180 days after the Closing, execute and cause to be filed Form 8594 under the Internal Revenue Code of 1986, as amended, reflecting such allocation and, upon the request of the Buyer, the Seller shall execute and file such other documents as may be necessary to document such allocation.

3.         CLOSING TRANSACTIONS.
           --------------------

           3.1 CLOSING. The Closing of the transaction as provided for herein (the "Closing") shall take place at the offices of Heller Ehrman White & McAuliffe LLP, Suite 6100, Seattle, Washington 98104-7098.

           3.2 CLOSING DATE. The Closing shall be held within five days after satisfaction or waiver of the conditions to closing in Section 4 (the "Closing Date") but in no event later than February 8, 2002, provided, however, that Buyer shall have the right to extend the date of the Closing until the Approval Order becomes non-appealable (the "Outside Date"). In the event the conditions to Closing have not been satisfied or waived by the Outside Date, then any party who is not in default hereunder may terminate this Agreement. Alternatively, the parties may mutually agree to an extended Closing Date. Until this Agreement is terminated, the parties shall diligently continue to work to satisfy all conditions to Closing.

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           3.3  Seller's Deliveries to Buyer at Closing. On the Closing Date,
Seller shall make the following deliveries to Buyer:

                3.3.1 The Assignment Order and the Order setting the Cure Amounts in which the Bankruptcy Court has set the Cure Amount and approved assignment of the Assumed Contracts to Buyer.

                3.3.2 A bill of sale, duly executed by Seller, in the form and on the terms of the bill of sale attached hereto as EXHIBIT "E," pursuant to which Seller transfers the Property other than the Assumed Contracts to Buyer (the "Bill of Sale").

                3.3.3  The Seller's Officer Certificate.

                3.3.4 All of Seller's books and records and other data related to the Property and Seller's operation thereof, except the Books and Records retained by the Seller pursuant to Section 1.1.4 above.

                3.3.5  The keys, security codes and passwords to the Property.

                3.3.6 Such other instruments, documents and information as is required by any other provision in this Agreement or that is necessary to convey title to any of the Property and/or to facilitate operation of the Property by Buyer.

           3.4 BUYER'S DELIVERIES TO SELLER AT CLOSING. On the Closing Date, Buyer shall make or cause the following deliveries to be made to Seller:

                3.4.1 That portion of the Purchase Price to be delivered by Buyer directly to Seller at the Closing under Section 2.1.

           3.5 PRORATIONS. Rent, current taxes, prepaid advertising and other items of expense (including, without limitation, any prepaid insurance under any of the Assumed Contracts) and items of income such as rents and royalties relating to or attributable to the Property and/or the Assumed Contracts shall be prorated between Seller and Buyer as of the Closing Date. All obligations due in respect of periods prior to Closing, other than the Cure Amounts with respect to the Assumed Contracts, if any, shall be paid in full or otherwise satisfied by Seller and all obligations due in respect of periods after Closing shall be paid in full or otherwise satisfied by Buyer. Rent shall be prorated on the basis of a thirty (30) day month.

           3.6 SALES, USE AND OTHER TAXES. Notwithstanding any exemption that may be available under section 1146(c) of the Bankruptcy Code and the Approval Order with respect to any state and local transfer, recording, stamp or other similar transfer taxes (collectively "Transaction Taxes") that may be imposed by reason of the transactions contemplated by this Agreement , if Transaction Taxes are assessed for any reason, Seller

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and Buyer shall each pay one-half of the Transaction Taxes and any recording and filing fees. Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. At the Closing, Buyer and Seller shall remit to each other such properly completed resale exemption certificates and other similar certificates or instruments as are applicable to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law. Buyer and Seller will cooperate in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by the other party. Seller and Buyer shall, if necessary, cooperate to seek any determination of the exemption from Transaction Taxes through submitting any dispute thereof to the State or local government unit charged with responsibility for collection or determination of the disputed tax pursuant to Bankruptcy Code Section 1146(d).

           3.7 SELLERS' EMPLOYEES. Buyer may, in its sole discretion, offer employment to any or all of Seller's employees on such terms and conditions as shall be determined by Buyer. Seller shall be responsible for any and all wages, bonuses, commissions, employee benefits and other compensation to the Employees arising out of their employment with Seller prior to and as of the Closing. Buyer shall be responsible for any and all wages, bonuses, commissions, employee benefits and other compensation that may be due to the Seller's Employees arising out of their employment with Buyer after the Closing. Further, in respect of notices and payments relating to events occurring on or prior to the Closing, Seller shall be responsible for and assume all Liability for any and all notices, payments, fines or assessments due to any governmental or regulatory authority or to any other Person, pursuant to any law, order or contract with respect to the employment, discharge, termination or layoff of Employees by Seller as of or before the Closing, including but not limited to the Workers' Adjustment & Retraining Notification ("WARN") Act and any related rules or regulations.

           3.8 POSSESSION. Right to possession of the Property shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Property, and shall also make available to Buyer at their then existing locations the originals of all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.

           3.9 USE OF CERTAIN REAL PROPERTY NOT ASSUMED BY BUYER. Seller shall use commercially reasonable efforts to obtain an order of the Bankruptcy Court permitting Buyer to occupy and use the Real Property designated in Exhibit A-1, which is not among the Assumed Contracts, for the corresponding periods described in Exhibit A-1, on the same terms as conditions as currently in effect. Buyer shall reimburse the Seller for the actual cost to Seller of Buyer's occupancy of the Real Property, including contracted monthly rental payments, for the duration of Buyer's occupancy of the Real Property.

           3.10 POST-PETITION CONTRACTS AND LEASES. Seller will use its best efforts to assign its rights in post-petition contracts and leases, provided that Seller shall not be

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required to pay any costs associated with such assignment (including, without limitation, any costs associated with obtaining third party consent to any such assignment.)

4.         CONDITIONS PRECEDENT TO CLOSING.
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           4.1  CONDITIONS TO SELLER'S OBLIGATIONS.  Seller's obligation to make the deliveries required of Seller at the Closing Date shall be subject to the satisfaction or waiver by Seller of each of the following conditions.

                4.1.1 All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Buyer prior to the Closing shall have been performed in all material respects and an executive officer of Buyer shall have certified the foregoing to Seller in writing.

                4.1.2 Buyer shall have executed and delivered to Seller each of the documents reasonably requested by Seller pursuant to Section 1.3.

                4.1.3 Seller shall have received the total Purchase Price, less any amount held by the Escrow Agent under Section 2.1.3, in immediately available funds.

                4.1.4 Buyer shall have delivered to Seller appropriate evidence of all necessary action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (a) certified copies of resolutions duly approving and authorizing Buyer to enter into the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (b) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement (the "Officer's Certificate").

                4.1.6 The Bankruptcy Court shall have entered the Approval Order as contemplated by and defined in Section 8.4.2 below and the Approval Order shall not have been stayed as of the Closing Date.

           4.2 CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

                4.2.1 All representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Seller prior to the Closing shall have been performed in all material respects and an executive officer of Seller shall have certified the foregoing to Buyer in writing.

                4.2.2 Seller shall have executed and delivered to Buyer the Bill of Sale and each other document reasonably requested by Buyer pursuant to
Section 1.3.

                4.2.3 Seller shall have filed a motion seeking to assume and assign the Assumed Contracts, setting the Cure amount and assigning the Assumed Contracts to Buyer; and, (b) the Bankruptcy Court shall have entered the Approval Order in accordance with Section 8.4.2 below and the Approval Order shall not have been stayed as of the Closing Date.

           4.3 TERMINATION. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

                (a) by mutual written consent of Buyer and Seller;

                (b) by Buyer, at any time prior to the Auction (as such term is defined below), if Buyer is not, in Buyer's sole discretion, satisfied with its investigation of the assets and affairs of Seller through due diligence, which shall be completed on or before the Auction. In such event, Buyer shall notify Seller in writing of the termination of this Agreement prior to commencement of the Auction.

                (c) by Buyer or Seller, upon the Bankruptcy Court approval of the sale of assets contemplated herein to be sold to Buyer, to a third party other than Buyer.

                (d) by Buyer or Seller, if the Closing has not occurred (other than by reason of the breach by the party seeking termination of this Agreement) by the Closing Date set forth in Section 3.2, as extended.

5. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby makes the following representations and warranties to Buyer:

           5.1 VALIDITY OF AGREEMENT. Upon obtaining the Approval Order, this Agreement shall constitute the valid and binding obligation of Seller that is enforceable in accordance with its terms.

           5.2 ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject to the applicable provisions of bankruptcy law, Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to the Seller's obtaining the Approval Order, to execute, deliver and perform this Agreement and all writings relating hereto.

           5.3 NO CONFLICTS OR VIOLATIONS. Upon obtaining the Approval Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not:
(a) conflict with or result in a breach of the articles of incorporation or the by-laws of Seller; (b) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

           5.4 TITLE TO PROPERTY. To the Seller's knowledge (which consists of matters actually known to Seller's senior management), Seller has good and marketable title to the Property. At the Closing, Buyer will acquire all of Seller's right, title and interest in and to all the Property, free and clear of any liens, claims or encumbrances of any kind or nature whatsoever, subject to Sections 2.2 and 3.5 hereof.

6. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby makes the following representations and warranties to Seller:

           6.1 VALIDITY OF AGREEMENT. All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, including, but not limited to, the performance of Buyer's obligations hereunder, has been duly taken. This Agreement, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer enforceable in accordance with its terms.

           6.2 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

           6.3 NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (a) conflict with or result in a breach of the articles of incorporation or by-laws of Buyer; (b) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (c) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

           6.4 FINANCING. Buyer has sufficient funds available to consummate the transactions contemplated hereby.

7. "AS IS" Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5 ABOVE, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PROPERTY OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF

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
ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PROPERTY (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE PROPERTY (OR ANY PORTION THEREOF) THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PROPERTY. BUYER FURTHER ACKNOWLEDGES THAT BUYER PRIOR TO THE AUCTION DATE WILL HAVE CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS BUYER DEEMS NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PROPERTY AND THE EXECUTION OF THIS AGREEMENT, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. AND ACCORDINGLY, BUYER WILL ACCEPT THE PROPERTY AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

8.         CONDUCT AND TRANSACTION PRIOR TO CLOSING.
           ----------------------------------------

           8.1 ACCESS TO RECORDS AND PROPERTIES OF SELLER. From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Property and all records pertaining to the Property or the Business. Buyer expressly acknowledges that nothing in this
Section 8.1 is intended to give rise to any contingency, after the Auction, to Buyer's obligations to proceed to Closing the transactions contemplated herein.

           8.2 OPERATION OF SELLER'S BUSINESS PENDING CLOSING. Unless Buyer otherwise consents, during the period prior to the Closing Date, Seller shall use commercially reasonable efforts to operate the Business as currently operated and only in the ordinary course and, consistent with such operation, and to preserve intact the Business and its relationships with employees and persons having dealings with it, in each case to the extent within its sole control. Seller shall not, except as required or contemplated by this Agreement, or as otherwise agreed by Buyer and Seller, make any material change in the Property or enter into any transaction not in the ordinary course of business which affects the Property. During the period prior to the Closing Date, Seller shall take reasonable measures to maintain and safeguard the Property.

           8.3  [Intentionally Left Blank]

           8.4  BANKRUPTCY COURT APPROVALS.

                8.4.1 BANKRUPTCY COURT APPROVAL OF SALE PROCEDURES. The Bankruptcy Court entered an Order Approving Timeline and Procedures for Sale on November 16, 2001, as amended on January 4, 2002 (the "Procedure Order"). Under the Procedure Order (a) January 25, 2002 at 10:30 a.m. is the time and date of a hearing (the "Approval Hearing") to approve Seller's consummation of the Sale of Seller's assets after Auction, (b) January 17, 2002 at 10:00 a.m. is the time and date of an auction (the "Auction") to be held at the offices of Seller's counsel at which higher and better offers may be presented to the Seller; and
(c) overbids at the Auction must be in increments of at least $50,000. Buyer shall have the right, but not the obligation, to participate in overbidding at the Auction and to be approved as the overbidder at the Approval Hearing based upon any such overbid.

                8.4.2 BANKRUPTCY COURT'S APPROVAL OF SALE. No later than promptly following the Auction Date, Seller shall file a motion or motions with the Bankruptcy Court (the "Sale Motion") requesting entry of an order (the "Approval Order") which (a) approves the sale of the Property to Buyer on the terms and conditions set forth in this Agreement and authorizes the Seller to proceed with the transaction, (b) includes a specific finding that Buyer is a good faith purchaser of the Property, (c) provides that Buyer is not a successor in interest to Seller and that Buyer is not continuing Seller's business operations; (d) states that the sale of the Property to Buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever (except as expressly provided in this Agreement), and (e) approves the Seller's assumption and assignment of the pre-petition Assumed Contracts pursuant to Section 365 of the United States Bankruptcy Code and orders the Buyer to pay the Cure Amounts, if any, payable to the other parties to the Assumed Contracts as a condition to such assumption and assignment. Following the filing of the Sale Motion, the Seller shall use reasonable efforts to obtain entry of the Approval Order. Both Buyer's and Seller's obligations to consummate the transactions contemplated in this Agreement which the Buyer and Seller may hereafter enter into shall be conditioned upon the Bankruptcy Court's entry of the Approval Order.

9.         MISCELLANEOUS.
           -------------

           9.1 ATTORNEYS' FEES. In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

           9.2 REASONABLE ACCESS TO RECORDS AND CERTAIN PERSONNEL. So long as the Case is pending, (a) the Buyer shall permit Seller's counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Property or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (i) the right of such professionals to copy, at the Seller's expense, such documents and records as they may request in furtherance of the purposes described above, and (ii) Buyer's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses the Buyer for the reasonable costs and expenses thereof), and (b) Buyer shall provide, for a period not to exceed ninety (90) days after Closing, Seller and such professionals (at no cost to the Seller) with reasonable access to Michael Quinn and Everette Hinson, so long as each are employed by Buyer, during regular business hours to assist the Seller in the continuing administration of the Case, provided that: (a) such access does not unreasonably interfere with the Buyer's business operations; and, (b) such access does not exceed ten (10) hours in any calendar week.

           9.3 TRANSITION ASSISTANCE. Seller shall cooperate with Buyer in all commercially reasonable ways to assist Buyer in obtaining the use of any licenses, authorizations or permits that Seller may have that are necessary to operate the Business, provided, however, that Buyer shall pay any costs associated with the foregoing.

           9.4 NOTICES. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

                 To Seller:           StairMaster Sports/Medical Products, Inc.
                                      12421 Willows Road NE, Suite 100
                                      Kirkland, Washington 98034-8736
                                      Attention: Michael R. Quinn
                                                 Dick Hooper

                 With a copy to:      Heller Ehrman White & McAuliffe LLP
                                      701 Fifth Avenue, Suite 6100
                                      Seattle, Washington  98104-7098
                                      Attention: Frederick P. Corbit, Esq.

                 With a copy to:      Houlihan Lokey Howard & Zukin
                                      1930 Century Park West
                                      Los Angeles, California 90067
                                      Attention: Susanne Meline

                 To Buyer:            Direct Focus, Inc.
                                      1400 N.E. 136th Ave.
                                      Vancouver, WA 98684
                                      Attention: Brian Cook


                 With a copy to:      Garvey, Schubert & Barer
                                      1191 Second Ave., 18th Floor
                                      Seattle, WA 98101
                                      Attention: Bruce A. Robertson



           9.5 ENTIRE AGREEMENT. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Property. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

           9.6 MODIFICATION. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

           9.7 CLOSING DATE. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

           9.8 SEVERABILITY. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if Buyer cannot acquire and Seller cannot sell substantially all of the Property, either party may terminate this Agreement, and it shall be of no further force and effect, unless both parties agree in writing to the contrary.

           9.9 CAPTIONS. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

           9.10 FURTHER ASSURANCES. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.

           9.11 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not such provisions are similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

           9.12 BROKERAGE OBLIGATIONS. Seller is represented by HLHZ as its exclusive sale agent with respect to the transactions contemplated herein pursuant that certain order entered by the Bankruptcy Court on October 15, 2001 and HLHZ's commission, fees and expenses are to be paid by the Seller in accordance with the terms and provisions of such order. The Seller and the Buyer each represent and warrant to the other that, except for HLHZ, such party has incurred no liability to any real estate broker or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. Except for any claims of HLHZ (which are to be handled and satisfied by Seller in accordance with the above-referenced order), it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or the Seller in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

           9.13 PAYMENT OF FEES AND EXPENSES. Except as provided in Section 9.2 above, each party to this Agreement shall be responsible for and shall pay all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

           9.14 SURVIVAL. Except for the covenants and agreements to be performed after the Closing Date, none of the respective representations, warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

           9.15 ASSIGNMENTS. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto; provided, that Buyer may assign its right to acquire the Property to one or more wholly-owned subsidiaries of Buyer.

           9.16 BINDING EFFECT. Subject to the provisions of Section 9.13 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

           9.17 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington.

           9.18 GOOD FAITH. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

           9.19 CONSTRUCTION. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, to have been drafted by either party hereto.

           9.20 COUNTERPARTS. This Agreement may be signed in counterparts.
The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

           9.21 TIME IS OF THE ESSENCE. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

           9.22 BANKRUPTCY COURT JURISDICTION. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES OTHER MATTERS RELATING TO (A) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND/OR (B) THE PROPERTY AND/OR ASSUMED LIABILITIES. BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.


IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.


                                    Direct Focus, Inc., a
                                    Washington corporation


                                    By: /s/
                                        -----------------------------------
                                    Name: Brian Cook
                                    Its: Chief Executive Officer


                                    StairMaster Sports/Medical Products, Inc.
                                    Debtor and Debtor In Possession


                                    By: /s/
                                        -----------------------------------
                                    Name: Michael R. Quinn
                                    Its: Chief Executive Officer








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